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                                 EXHIBIT 21.1

                                 SUBSIDIARIES


                                 July 1, 1999


MAXpc Technologies, Inc. (Texas)

AmeraPress, Inc. (Nevada) (sold June 30, 1999)

Voxcom Systems, Inc. (Delaware) (sold June 30, 1999)